Exhibit 99.2

Repros Files Shelf Registration

THE WOODLANDS, Texas--(BUSINESS WIRE)--Sept. 5, 2006--Repros Therapeutics Inc. (Nasdaq:RPRX) (PCX:RPRX) announced today that it has filed a Form S-3 shelf registration statement with the Securities and Exchange Commission for up to 5,000,000 shares of common stock. This shelf registration statement is not yet effective, but if it is declared effective it will remain so for three years. The shares of common stock under this registration statement may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of that state.

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex(TM), the Company's lead compound, is a PRM (progesterone receptor modulator) currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex(TM) is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal(TM), the Company's other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies and Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and in subsequent filings with the SEC. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447